Exhibit 99.1

PolyMedix Reports Second Quarter 2012 Financial Results

Radnor, PA (August 9, 2012) - PolyMedix, Inc. (OTCBB: PYMX), a biotechnology company focused on developing innovative therapeutic drugs to treat patients with serious acute-care conditions, today announced its financial results for the second quarter ended June 30, 2012 and provided an update on recent key events.

“During the second quarter we significantly advanced the development of our novel defensin-mimetic antibiotic brilacidin, with positive results from our Phase 2 clinical trial in patients with acute bacterial skin and skin structure infections (ABSSSI),” commented Nicholas Landekic, President and Chief Executive Officer of PolyMedix.  “Our goal is to become a leader in the antibiotic market, by developing novel defensin-mimetics which are intended to directly address the growing problem of bacterial drug resistance. These efforts are spearheaded by our lead infectious disease drug candidate, brilacidin, which has shown encouraging clinical results which we believe will support more advanced clinical development.”

Business Update:

Brilacidin (formerly PMX-30063) in patients with ABSSSI

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PolyMedix recently completed and announced positive results from its Phase 2 clinical trial with brilacidin as an intravenous treatment in patients with ABSSSI.  The trial enrolled 215 patients who were randomized to receive one of three doses of brilacidin or an active comparator, daptomycin.  Brilacidin exhibited high clinical efficacy in all dose groups, at a level similar to daptomycin, and was safely administered.

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PolyMedix is planning to conduct a Phase 2B study with brilacidin in ABSSSI to examine both shorter courses of therapy and lower total amounts of drug than were used in the previous Phase 2 trial.  The trial is expected to enroll approximately 100-200 patients.  Based on analysis of clinical and preclinical data to date, PolyMedix believes brilacidin may be safe and effective when administered as a single dose or once daily for three days, courses of therapy that are shorter than the approved regimens for all marketed antibiotics indicated for ABSSSI.  PolyMedix’s clinical team is in the process of conducting pharmacokinetic and pharmacodynamic analyses to determine final dosing regimens for this Phase 2B study.

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PolyMedix plans to discuss with the United States Food & Drug Administration (FDA) its clinical development plans for brilacidin. Pending the outcome of these discussions and availability of adequate cash resources, PolyMedix plans to initiate the Phase 2B study later this year with results expected in the first half of 2013.

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In the future, PolyMedix also intends to expand the potential indications and uses of brilacidin by leveraging the data obtained from its recent clinical study and extensive preclinical investigations. Accordingly, PolyMedix intends to utilize its intravenous formulation of brilacidin to conduct future proof-of-concept clinical studies in other infectious disease indications, such as blood stream and lung infections.

Brilacidin in Cancer Oral Mucositis

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At the American Society of Clinical Oncology (ASCO) annual meeting in May, PolyMedix presented preclinical data from studies which showed encouraging efficacy in animal models of oral mucositis. Based on this work, PolyMedix believes brilacidin has significant potential for development as an oral rinse for treating oral mucositis in cancer patients, a common and often debilitating complication from radiation and chemotherapy treatment.  PolyMedix is currently conducting preclinical studies, including additional animal toxicology studies, for its planned investigational new drug application (IND) filing with FDA. With regulatory approval and adequate additional funding, the Company expects to begin clinical trials in cancer patients in the first half of 2013.

Defensin-mimetic Research

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PolyMedix recently received a grant from the National Institutes of Health for up to $3 million of funding to develop defensin-mimetic antimicrobial compounds against malaria. This second phase of grant funding follows a successful first phase in which PolyMedix previously received $1 million of funding for anti-malaria research. This work is being conducted in collaboration with Dr. Doron Greenbaum at the University of Pennsylvania.

Previously, PolyMedix has received 15 grants and sponsored research contracts, from the National Institutes of Health, the National Science Foundation, the Defense Threat Reduction Agency, the United States Army, and the United States Navy. PolyMedix continues to strive to support the majority of its research costs through such grant and research contract funding. With this support, PolyMedix has to date created a library of approximately 1,600 defensin-mimetic antimicrobial compounds in multiple distinct chemical series, which are being evaluated for potential use in indications such as malaria, Gram-negative pathogens, food-borne pathogens, fungal pathogens, and for biodefense applications.

Financial Results

Unaudited financial information of PolyMedix at and for the quarter ended June 30, 2012 is included in the tables at the end of this press release.  As of June 30, 2012, PolyMedix had cash, cash equivalents and investments totaling $12.3 million.

Grant and contract revenues increased for the quarter ended June 30, 2012 to $499,000 compared to $334,000 for the same period in 2011.  The increase is attributable to the timing of certain subcontract costs under our existing research grants and contracts.

Research and development expenses increased for the quarter ended June 30, 2012 to $3,441,000 compared to $2,674,000 for the same period in 2011.  The increase is due primarily to increases in drug development costs for brilacidin in relation to the completion of a Phase 2 trial that was ongoing during the second quarter of 2012, and preparation for a planned Phase 2B trial to commence in the second half of 2012.

General and administrative expenses for the quarter ended June 30, 2012 were $1,955,000 compared to $1,900,000 for the same period in 2011.

Interest expense decreased for the quarter ended June 30, 2012 to $238,000 compared to $302,000 for the same period in 2011.  The decrease is due to decreased outstanding debt and interest rates.

Gain (Loss) on derivative instruments for the quarter ended June 30, 2012 was a gain of $7,491,000 compared to a loss of ($700,000) for the same period in 2011.  In connection with our Series D warrants classified as a derivative liability, the warrants are adjusted for changes in fair value at each reporting period, and such changes are recorded through earnings.  Due to decreases in our stock price in both periods, the fair value decreased resulting in a non-cash gain and decrease in the derivative liability.

Loss on extinguishment of debt was $309,000 for the three and six-month periods ended June 30, 2012.  In April 2012, we used proceeds from a new debt facility with MidCap Financial SBIC, L.P. (MidCap) to pay off our then outstanding credit facility with Hercules Technology II, L.P. (HTGC). This amount represents the losses incurred in connection with the extinguishment of the HTGC credit facility.

About PolyMedix, Inc.

PolyMedix is a clinical stage biotechnology company dedicated to transforming the treatment of infectious diseases. PolyMedix is developing a completely new class of antibiotics – defensin-mimetics - for the treatment of serious, life-threatening infections that are becoming increasingly resistant to currently available antibiotics. PolyMedix’s compounds are designed to imitate the mechanism of action of host defense proteins, which contribute to natural human immunity. In contrast to existing antibiotics, brilacidin was designed to exploit a method of bacterial cell killing, via biophysical membrane attack, against which bacteria have not shown development of resistance in multiple preclinical studies. Brilacidin (formerly PMX-30063), our lead antibiotic compound, showed efficacy similar to an active control, and was safely administered in a Phase 2 clinical trial in patients with acute bacterial skin and skin structure infections (ABSSSI) caused by Staph aureus bacteria (including methicillin-resistant Staphylococcus aureus (MRSA)).  PolyMedix is planning to initiate a Phase 2B dose optimization study with brilacidin in ABSSSI patients.  PolyMedix is also developing brilacidin as a topical treatment for oral mucositis, a common and often debilitating complication of cancer treatments.

PolyMedix has internally developed a robust pipeline of products including other defensin-mimetic antimicrobial compounds for other infectious diseases such as Gram-negative pathogens, fungal infections, and malaria; PolyCides®, antimicrobial additives to materials to create self-sterilizing products and surfaces; and delparantag (formerly PMX-60056), an anticoagulant reversing agent. PolyMedix’s compounds have been internally discovered using a proprietary drug design technology.

For more information, please visit our website at www.polymedix.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital to fund its operations, planned clinical trials and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

PolyMedix, Inc.
(A Development Stage Company)
Selected Financial Data
(unaudited)
(in thousands, except per share amounts)

	June 30,	December 31,
	2012	2011
ASSETS
Cash, cash equivalents and investments	$12,345	$21,354
Other current assets	234	672

Property and equipment, net	464	590
Long-term assets - other	153	35

Total Assets	$13,196	$22,651

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$5,118	$4,988
Long-term debt	6,708	6,550
Deferred rent	823	866
Derivative liability	1,159	4,863
Total liabilities	13,808	17,267

Total stockholders' equity	(612)	5,384
Total liabilities and stockholders' equity	$13,196	$22,651

	Three-Months Ended June 30,		Six-Months Ended June 30,		For the period August 8, 2002 (Inception) to June 30,
	2012	2011	2012	2011	2012
Grant and research revenues	$499	$334	$1,104	$1,133	$10,266

Research and development	3,441	2,674	8,005	5,317	64,696
General and administrative	1,955	1,900	3,832	3,387	39,628
Total operating expenses	5,396	4,574	11,837	8,704	104,324

Interest income	13	26	28	44	1,813
Interest expense	(238)	(302)	(462)	(625)	(2,706)
Gain (loss) on derivative instrument	7,491	(700)	3,404	(700)	3,054
Loss on extinguishment of debt	(309)	-	(309)	-	(309)
Total other income (expense)	6,957	(976)	2,661	(1,281)	1,852

Net income (loss)	$2,060	$(5,216)	$(8,072)	$(8,852)	$(92,206)

Beneficial conversion feature on Series 2008 preferred stock, conversion inducement and dividends on Series 1 preferred stock	-	-	-	-	(11,118)

Net income (loss) attributable to common stockholders	$2,060	$(5,216)	$(8,072)	$(8,852)	$(103,324)
Net income (loss) per common share - basic and diluted	$0.02	$(0.05)	$(0.08)	$(0.10)
Weighted average common shares outstanding - basic and diluted	106,174	103,222	106,442	92,111

For further information contact:

Lisa Caperelli
Director, Investor Relations & Corporate Communications
484-598-2406
lcaperelli@polymedix.com